Exhibit 99.h(2)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made as of August 26, 2011 by and between ADVISORS ASSET MANAGEMENT INC. (the “Sub-Distributor”), BNY MELLON DISTRIBUTORS INC., a Massachusetts corporation, (the “Distributor”), VERSUS CAPITAL ADVISORS LLC, a Delaware limited liability company (the “Adviser”), and VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC, a Delaware limited liability company (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Fund intends to operate as a closed-end management investment company pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is registering shares of beneficial interest (the “Shares”) to be offered for sale in a public offering and which are registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to the Fund’s Registration Statement on Form N-2;

WHEREAS, the Shares will be authorized by, and subject to the terms and conditions of, the Certificate of Formation and Limited Liability Company Agreement of the Fund, as amended from time to time (collectively, the “Governing Documents”), in the form filed as exhibits to the Fund’s Registration Statement;

WHEREAS, the Fund has entered into an underwriting agreement (the “Underwriting Agreement”) with the Distributor pursuant to which Distributor has agreed to serve as principal underwriter and distributor in connection with the offering by the Fund of Shares;

WHEREAS, the Sub-Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and is authorized and licensed to conduct the activities hereunder; and

WHEREAS, the Fund, the Distributor and the Adviser desire to retain the Sub-Distributor to serve as a distributor in connection with the offering by the Fund of Shares and the Sub-Distributor wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

I.              Certain Definitions.

As used in this Agreement:

A.            “1933 Act” has the meaning provided in the recitals to the Agreement.

B.            “1934 Act” has the meaning provided in the recitals to the Agreement.

C.            “1940 Act” has the meaning provided in the recitals to the Agreement.

D.            “Affiliate” means, when used with respect to any person, any other person that directly or indirectly, controls, is controlled by or is under common control with such person.  A person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.

E.             “Authorized Person” means any officer of the Distributor, the Fund or the Adviser and any other person duly authorized by the Fund’s board of directors to give Oral Instructions or Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by the parties hereto.

F.             “Fee Letter” has the meaning provided in the Underwriting Agreement.

G.            “FINRA” has the meaning provided in the recitals to the Agreement.

H.            “Oral Instructions” mean oral instructions received by the Sub-Distributor from an Authorized Person or from a person reasonably believed by the Sub-Distributor to be an Authorized Person.  The Sub-Distributor may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

I.              “Prospectus” means any Prospectus relating to the Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

J.             “Registration Statement” means any Registration Statement, including any Prospectus and any Statement of Additional Information included therein, relating to the Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

K.            “SEC” has the meaning provided in the recitals to the Agreement.

L.             “Securities Laws” mean the 1933 Act, the 1934 Act, and the 1940 Act and the rules promulgated thereunder.

M.           “Statement of Additional Information” means any Statement of Additional Information relating to the Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

N.            “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by the Sub-Distributor to be an Authorized Person) and received by the Sub-Distributor or (ii) trade instructions transmitted (and received by the Sub-Distributor) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically or, with respect to sub-item (ii) above, by hand, mail, tested telegram, cable, telex or facsimile sending device.

II.            Appointment of the Sub-Distributor.

Subject to all of the terms and conditions in this Agreement and the terms of the applicable Prospectus, and to the Fund’s right, without prior notice, to suspend or terminate the sale of Shares, the Sub-Distributor shall (i) enter into selling and/or service agreements with financial intermediaries, including but not limited to, broker-dealers, financial institutions and other investment professionals, and (ii) provide marketing, sales support, consulting, distribution and other services to assist in marketing and selling Shares of the Fund (clauses (i) and (ii) above, collectively, the “Distribution Services”).  Distribution Services provided by the Sub-Distributor may include one or more of the following services: assisting the Distributor in sales and marketing efforts relating to the promotion of the Fund; contacting other financial intermediaries, including, but not limited to, broker-dealers, financial institutions and other investment professionals, such as investment advisers, in order to assist such financial intermediaries in entering into selling and/or service agreements with the Sub-Distributor, the Distributor, the Adviser and/or the Fund, with respect to the sale of Shares in the Fund; and providing continuing support services to financial intermediaries that enter into such selling and/or service agreements relating to the Fund.

Subject to all of the terms and conditions in this Agreement and the terms of the applicable Prospectus, the Sub-Distributor will also undertake from time to time certain shareholder support services (“Shareholder Services”) for holders of Shares of the Fund or for their related financial intermediaries.  The Shareholder Services provided by the Sub-Distributor may include one or more of the following services: handling shareholder inquiries regarding the Fund (including responding to questions concerning investments in the Fund, the Fund’s net asset value, and reports and tax information provided by the Fund); assisting in the enhancement of relations and communications between shareholders and the Fund; assisting in the establishment and maintenance of investor accounts with the Fund; assisting in the maintenance of Fund records containing shareholder information; and providing such other information and shareholder liaison services as the Distributor may reasonably require.

The Sub-Distributor will offer, sell or distribute Shares on a best efforts basis but does not undertake to sell or otherwise distribute a specific number of Shares or to purchase Shares for its own account.  The Sub-Distributor and the Fund and the Adviser agree that all orders placed by financial intermediaries or investors will be submitted directly to the Fund, through the transfer agent for the Fund, and not through the Sub-Distributor.  The Sub-Distributor agrees that it will direct any orders received by it for purchase or redemption of the Shares to the transfer agent for the Fund.  The Sub-Distributor will have no liability for payment for the purchase of Shares sold pursuant to this Agreement or with respect to redemptions or repurchases of Shares.  The Sub-Distributor shall not cause the Fund to withhold the placing of purchase orders so as to make a profit thereby.  The Sub-Distributor shall be deemed an independent contractor and, except as expressly provided herein, not an agent of the Adviser or the Distributor for all purposes hereunder and shall have no authority to act for or represent the Adviser or the Distributor.

The Fund has entered into (i) an Investment Management Agreement with the Adviser dated as of August 26, 2011 (the “Investment Management Agreement”), (ii) a Custodian Services Agreement with The Bank of New York Mellon dated as of August 19, 2011 (the “Custodian Services Agreement”), (iii) a Transfer Agency Services Agreement with BNY Mellon Investment Servicing (US) Inc. dated as of August 19, 2011 (the “Transfer Agency Services Agreement”) and (iv) an Administration and Accounting Services Agreement with BNY Mellon Investment Servicing (US) Inc. dated as of August 19, 2011 (the “Administration and Accounting Services Agreement”), and the Adviser has entered into a Sub-Advisory Agreement with Callan Associates Inc., a California corporation dated as of August 26, 2011 (the “Sub-Advisory Agreement”) (collectively, the Investment Management Agreement, the Custodian  Services Agreement, the Transfer Agency Services Agreement, the Administration and Accounting Services Agreement, the Sub-Advisory Agreement, the Underwriting Agreement, and the Governing Documents are referred to as the “Fund Agreements”).

The Sub-Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Fund other than as contained in the Registration Statement, Prospectus and any sales literature and advertising materials specifically provided or approved by the Distributor, the Adviser or the Fund.

The Sub-Distributor shall prepare reports for the Fund’s board of directors (the “Board”) regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

During the Term of this Agreement, the Sub-Distributor shall not enter into a written agreement with any Real Estate Fund or the investment adviser of any Real Estate Fund to provide services to such Real Estate Fund or investment adviser with respect to such Real Estate Fund, as the case may be, that are substantially the same as the services to be provided by the Sub-Distributor to the Fund and the Adviser hereunder without the consent of the Fund or the Adviser.  The term “Real Estate Fund” shall mean an alternative investment real estate-related investment fund that (i) is not sponsored, managed or advised by the Sub-Distributor, its Affiliates, or an entity with which the Sub-Distributor has a current business relationship as of the date of this Agreement, (ii) has a policy to invest primarily in other investment funds or separately managed accounts managed by other investment managers, (iii) is an investment company registered under the 1940 Act that has registered its interests or shares under the 1933 Act, and (iv) is not listed or traded, or approved for listing or trading, on a securities exchange.  During the Term of this Agreement, neither the Fund nor the Adviser shall employ an entity other than the Sub-Distributor to perform the services of the Sub-Distributor set forth hereunder.

The Sub-Distributor agrees to obtain the agreement of any financial intermediaries involved in the sale or distribution of the Shares to apply suitability and/or eligibility requirements to purchasers of the Shares as set forth under NASD Rule 2310 or any successor rule thereto (i.e., FINRA Rule 2111).

III.           Duties and Obligations of the Parties.

A.            Duties and Obligations of the Sub-Distributor.

The Sub-Distributor may delegate some or all of its duties and obligations hereunder to financial intermediaries pursuant to Dealer Agreements (as hereinafter defined).  Such financial intermediaries may include, but are not limited to, broker-dealers, financial institutions and other investment professionals, such as investment advisers, insurance companies, accountants and estate planning firms.  Consistent with the below guidelines and/or procedures, the Sub-Distributor will enter into selling and/or servicing agreements with financial intermediaries for the offer, sale and/or servicing of Shares of the Fund (“Dealer Agreements”).

(1)           All Dealer Agreements shall be either in substantially the form of the agreement attached hereto as Exhibit A (“Standard Dealer Agreement”) or in a form that has been reviewed and approved by the Fund, the Adviser or the Distributor.

(2)           The parties agree that any modifications to the Standard Dealer Agreement that impact the Sub-Distributor or related financial intermediary and do not materially impact the Fund, the Adviser or the Distributor, and which do not substantially alter the financial intermediary’s obligations, are not deemed to alter substantially the form of the agreement, and thus, do not require approval by the Fund, the Adviser or the Distributor, as the case may be.

(3)           The parties agree that if a financial intermediary desires to use its own form agreement in lieu of the Standard Dealer Agreement (such agreement referred to herein as an “Alternate Form of Agreement”), the parties agree that the Sub-Distributor may utilize such Alternative Form of Agreement; provided, however, if the Sub-Distributor determines that the Alternate Form of Agreement contains provisions that place additional obligations or liabilities on the Fund, the Adviser or the Distributor that are not contemplated in the Standard Dealer Agreement, the Sub-Distributor will submit the Alternate Form of Agreement to the Fund, the Adviser or the Distributor, as the case may be, for review and approval.

(4)           The terms of the Dealer Agreements that the Sub-Distributor enters into with financial intermediaries will require the financial intermediaries to conform to the applicable provisions of the Prospectus and Statement of Additional Information and relevant rules and regulations relating to the sale of investment company shares, including with respect to the public offering price of the Shares.

(5)           Notwithstanding anything in this Agreement to the contrary, the Sub-Distributor will act only on its own behalf as principal in entering into

Dealer Agreements with financial intermediaries.  No financial intermediary which enters into a Dealer Agreement with the Sub-Distributor shall be authorized to act as agent for the Fund in connection with the offering or sale of Shares to the public or otherwise.

(6)           The Sub-Distributor shall not use any advertising, sales literature or other promotional material (including “prospectus wrappers,” “broker kits,” “road show slides” and “road show scripts”) prepared by the Sub-Distributor or information provided by the Sub-Distributor in connection with the preparation of sales material, in connection with the offering of the Shares, unless, in each case, such material is approved by the Fund and the Distributor for such use (collectively, “Sub-Distributor Sales Material”).

(7)           The Sub-Distributor shall, with the assistance of the Fund’s transfer agent, monitor and keep proper records of all accruals and disbursements of Distribution Fees paid to the Sub-Distributor pursuant to this Agreement and payments by the Sub-Distributor to financial intermediaries as contemplated by this Agreement.

B.            Duties and Obligations of the Fund.

(1)           The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the registration of the Fund in conformity with the requirements of the 1940 Act.

(2)           The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification and registration of Shares of the Fund in conformity with the 1933 Act and any applicable state blue sky laws.

(3)           The Fund shall notify, or cause its designee to notify, the Sub-Distributor in writing of the jurisdictions in which the Shares are registered or exempt from registration and shall notify the Sub-Distributor promptly in writing of any changes to the information contained in the previous notification.

(4)           The Fund authorizes the Sub-Distributor to use any Prospectus or Statement of Additional Information in the form furnished from time to time in connection with distribution of the Shares.

(5)           The Fund shall furnish the Sub-Distributor with sufficient copies of any and all:  agreements, plans, communications with the public, or other materials which the Fund intends to use in connection with any sales of Shares in adequate time for the Sub-Distributor to review before they are distributed for use.  In addition, the Fund agrees not to use any such materials until filed with and cleared for use by applicable regulatory authorities, if required, by any such authorities as well as by the Sub-Distributor, provided that the parties agree that the Distributor and/or the Fund, and not the Sub-Distributor, shall undertake to file such materials with the applicable regulatory authorities as required under applicable laws, rules and regulations.

(6)           Whenever in its judgment such action is warranted by unusual market, economic or political conditions or abnormal circumstances of any kind, the Fund may decline to accept any orders for, or make any sales of, the Shares until such time as the Fund deems it advisable to accept such orders and to make such sales.  The Fund shall advise the Sub-Distributor promptly of any determination to decline to accept orders for or make sales of the Shares, and shall advise the Sub-Distributor promptly of any subsequent determination to accept such orders and make such sales.

IV.           Representations and Warranties of the Parties.

A.            Representations and Warranties of the Sub-Distributor.

The Sub-Distributor represents and warrants to the Fund, the Adviser and the Distributor the following:

(1)           In furnishing its services and performing its duties under this Agreement, the Sub-Distributor shall act in conformity with the applicable Prospectus and Statement of Additional Information and shall not utilize any materials except the applicable Fund Prospectus and Statement of Additional Information and such other materials as the Fund, the Adviser or the Distributor shall provide or approve.

(2)           The Sub-Distributor undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Sub-Distributor hereunder.  The Sub-Distributor assumes no responsibility for compliance by the Fund, the Adviser, the Distributor or any other entity with the applicable requirements of the Securities Laws or any laws, rules or regulations of governmental authorities having jurisdiction over such entity.

(3)           No filing with, or authorization, approval, consent, license, permit, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Sub-Distributor of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except as referred to in the Prospectus or the Registration Statement and such as have been already obtained or as may be required under the 1933 Act, the 1940 Act, the 1934 Act, state securities laws or the filing requirements of FINRA, except for such filings that would not result in a material adverse effect on the ability of the Sub-Distributor to perform its obligations under this Agreement.

(4)           The Sub-Distributor possesses all governmental licenses issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to operate its properties and to conduct the business as contemplated in the Prospectus (“Governmental Licenses”), except where the absence of such possession would not result in a material adverse effect on the ability of the Sub-Distributor to perform its obligations under this Agreement; the Sub-Distributor is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a material adverse effect on the ability of the Sub-Distributor to perform its obligations under this Agreement; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a material adverse effect on the ability of the Sub-Distributor to perform its obligations under this Agreement; and the Sub-Distributor has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a material adverse effect on the ability of the Sub-Distributor to perform its obligations under this Agreement.

(5)           All of the information provided to the Fund in writing in connection with letters, filings or other supplemental information provided to FINRA pursuant to FINRA’s rules is true, complete and correct in all material respects.

(6)           Any Sub-Distributor Sales Material does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  All of the Sub-Distributor Sales Material complied and will comply in all material respects with the applicable requirements of the 1933 Act, the 1940 Act and the rules and regulations thereunder and the rules and interpretations of FINRA.

(7)           The Sub-Distributor carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and value of its properties.

(8)           The Sub-Distributor has not distributed and will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the Prospectus, Sub-Distributor Sales Material

or any sales literature and advertising materials provided or approved by the Distributor, the Adviser and the Fund.

(9)           The Sub-Distributor has not taken, directly or indirectly, any action which is designed, or might reasonably be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Fund to facilitate the sale or resale of the Shares.

(10)         The Sub-Distributor shall promptly notify the Fund once the Sub-Distributor becomes aware of the commencement of any litigation or proceedings against the Sub-Distributor or any of its managers, officers or directors that may reasonably be expected to (i) have a material adverse effect on the ability of the Sub-Distributor to perform its duties under this Agreement or (ii) have a material adverse effect on the Fund or the Adviser.

B.            Representations and Warranties of the Fund.

The Fund represents and warrants to the Sub-Distributor the following:

(1)           The Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act, or order of suspension or revocation of registration pursuant to Section 8(e) of the 1940 Act, and no proceedings for any such purpose have been instituted or are pending or, to the knowledge of the Fund, are contemplated by the SEC, and any request on the part of the SEC for additional information has been complied with in all material respects.  The Registration Statement, Prospectus and the notification on Form N-8A complied, at all times during the Term of this Agreement will comply, in all material respects with the requirements of the 1933 Act, the 1940 Act and the rules and regulations thereunder and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  Neither the Prospectus nor any advertising, sales literature or other materials for the Fund included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(2)           The Fund is duly registered with the SEC under the 1940 Act as a closed-end management investment company, and no order of suspension or revocation of such registration has been issued or proceedings therefor initiated or, to the knowledge of the Fund, threatened by the SEC.  The Fund is in compliance in all material respects with the provisions of the 1933 Act, the 1940 Act, the rules and regulations thereunder and all other applicable laws, rules and regulations.

(3)                                  The Fund has been duly formed, has a legal existence and is in good standing as a limited liability company under the laws of the state of Delaware and has power and authority to own and lease its properties and to conduct its business as described in the Registration Statement and Prospectus and to enter into and perform its obligations under this Agreement and the Fund Agreements; and the Fund is duly qualified to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not have a material adverse effect on the Fund.

(4)                                  The Shares have been duly authorized for issuance and sale and, when issued and delivered against payment of the applicable consideration, will be validly issued and fully paid and non-assessable.  In all material respects, the Shares conform to all statements relating thereto contained in the Registration Statement and Prospectus and such description conforms to the rights set forth in the instruments defining the same, to the extent such rights are set forth; no holder of the Shares will be subject to personal liability by reason of being such a holder; and the issuance of the Shares is not subject to the preemptive or other similar rights of any securityholder of the Fund.

(5)                                  The Fund shall take, or cause to be taken, all necessary action to register or qualify its Shares under applicable laws, rules and regulations, to maintain an effective Registration Statement for the Shares and comply in all material respects with the requirements of the 1933 Act, 1940 Act and other applicable laws, rules and regulations in order to permit the offering and sale of Shares in all states and other jurisdictions of the United States.  The Fund authorizes the Sub-Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with performance of its obligations under this Agreement.

(6)                                  This Agreement and each Fund Agreement have been duly authorized by all requisite action on the part of the Fund, executed and delivered by the Fund, as of the dates noted therein and each complies in all material respects with all applicable provisions of the 1940 Act.  Assuming due authorization, execution and delivery by the other parties thereto, each such agreement constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws, whether statutory or decisional,  relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and except as rights to indemnification or contribution thereunder may be limited by federal or state laws.

(7)                                  The Fund is not in violation of its Governing Documents, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which it is a party or by which it may be bound, or to which any of the property or assets of the Fund is subject (collectively, “Agreements and Instruments”) except for such violations or defaults that would not have a material adverse effect on the Fund; and the execution, delivery and performance of this Agreement and all Fund Agreements, and the consummation of the transactions contemplated herein and in the Registration Statement and compliance by the Fund with its obligations hereunder have been duly authorized by all necessary action under the Delaware Limited Liability Company Act, as amended, and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Fund pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a material adverse effect on the Fund), nor will such action result in any violation (except for such violations that will not have a material adverse effect on the Fund) of the provisions of the Governing Documents of the Fund, or any applicable law, rule or regulation of any governmental authority having jurisdiction over the Fund or any of its assets, properties or operations.

(8)                                  The operations of the Fund are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”).

(9)                                  Neither the Fund nor, to the knowledge of the Fund, any director, trustee, officer, agent, employee or affiliate of the Fund is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Fund will not directly or indirectly use the proceeds of the offering contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(10)                            Upon becoming aware of any of the following, the Fund agrees to advise the Sub-Distributor promptly in writing:

(a)                                  of any material correspondence or other material communication by the SEC, FINRA or other governmental or regulatory authority relating to the Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus or by FINRA for documents, or information or advertising or sales material;

(b)                                 in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(c)                                  of the happening of any event which makes untrue any statement of a material fact made in the Registration Statement, Prospectus or advertising or sales material or which requires the making of a change in such Registration Statement, Prospectus or advertising or sales material in order to make the statements therein not misleading;

(d)                                 of any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC and all actions taken by the SEC with respect to such amendments;

(e)                                  in the event that it determines to suspend the sale of Shares at any time; and

(f)                                    of the commencement of any material litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of its Shares.

(11)                            The Fund shall file such reports and other documents as may be required under applicable laws, rules and regulations to operate the Fund’s business in accordance with the terms of its Prospectus and Registration Statement and to permit the distribution of Shares of the Fund as contemplated hereunder.

(12)                            The Fund agrees to promptly file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(13)                            During the Term of this Agreement, the Fund shall cooperate in the efforts of the Sub-Distributor to perform its obligations hereunder.  In addition, the Fund shall cooperate with any reasonable due diligence review conducted by the Sub-Distributor and its agents and shall keep the Sub-Distributor reasonably informed of its affairs and shall provide to the Sub-Distributor from time to time copies of all information, financial statements, and other papers that the Sub-Distributor may reasonably request for use in connection with the performance of its obligations hereunder, including, without limitation, certified copies of any financial statements prepared by its independent public accountants and such reasonable number of copies of the most current Prospectus, and annual and interim reports to shareholders as the Sub-Distributor may request.  The parties acknowledge that the due diligence review contemplated by this Section may include such additional information and documents and/or meetings with the Fund and/or the Adviser, as the Sub-Distributor may reasonably request from time to time.  The Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor and FINRA, if required under applicable laws, rules and regulations.

(14)                            The Fund shall provide, and shall use all reasonable efforts to cause each other agent or service provider to the Fund, including any transfer agent and investment adviser, to provide, to the Sub-Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Sub-Distributor may reasonably request that may be necessary for the Sub-Distributor to perform its duties under this Agreement.

(15)                            The Fund shall use all reasonable efforts to furnish a copy to the Sub-Distributor of any amendment or supplement to its Registration Statement or Prospectus that amends or supplements any provision therein which pertains to or affects the Sub-Distributor, the distribution of the Shares of the Fund or the applicable sales loads or public offering price, prior to filing such material with the SEC, provided, however, the Fund shall in any event furnish such materials to the Sub-Distributor no later than the filing of such material with the SEC and the Sub-Distributor shall not be obligated to comply with such material or the information or requirements contained therein until such time as such material has been provided to the Sub-Distributor.

C.                                     Representations, Warranties and Covenants of the Adviser.

The Adviser represents and warrants to the Sub-Distributor the following:

(1)                                  The Adviser has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the state of Delaware, with full power and authority to own, lease and operate its properties and to conduct its businesses as described in the Registration Statement and Prospectus and the Adviser is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, except to the extent that failure to be so qualified and in good standing would not have a material adverse effect on the Adviser’s ability to perform its obligations as described in the Registration Statement and Prospectus and under each Fund Agreement to which it is a party.

(2)                                  The Adviser is duly registered and in good standing with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is not prohibited by the Advisers Act or the 1940 Act, or the rules and regulations under such acts, from acting under each Fund Agreement to which it is a party as contemplated by the Registration Statement and Prospectus.

(3)                                  The description of the Adviser in the Registration Statement and the Prospectus comply in all material respects with the provisions of the 1933 Act, the 1940 Act, the Advisers Act and the rules and regulations thereunder.

(4)                                  The Adviser has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and Prospectus, this Agreement and each Fund Agreement to which it is a party.

(5)                                  This Agreement and each Fund Agreement to which the Adviser is a party have been duly authorized, executed and delivered by the Adviser, and, assuming due authorization, execution and delivery by the other parties thereto, such Agreements constitute valid and binding obligations of the Adviser, enforceable in accordance with their respective terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws, whether statutory or decisional,  relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and except as rights to indemnification and contribution thereunder may be limited by applicable law; and neither the execution and delivery of this Agreement or any Fund Agreement to which the Adviser is a party nor the performance by the Adviser of its obligations hereunder or thereunder will conflict with, or result in a breach of any of the terms and provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, any agreement or instrument to which the Adviser is a party or by which it is bound, the organizational documents of the Adviser, or to the Adviser’s knowledge, by any law, rule or regulation applicable to it of any governmental authority having jurisdiction over the Adviser or its properties or operations, except where such breach or default would not have a material adverse effect on the Adviser’s ability to perform the services contemplated by this Agreement or any Fund Agreement to which it is a party; and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Adviser of the transactions contemplated by this Agreement or any Fund Agreement to which it is a party except as have been obtained or may be required under the 1933 Act, the 1940 Act, the 1934 Act or state securities laws.

(6)                                  Except as disclosed to the Sub-Distributor, since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, there has not occurred any event which would reasonably be expected to have a material adverse effect on the ability of the Adviser to perform its obligations under any of this Agreement or any Fund Agreement to which it is a party.

(7)                                  Except as disclosed to the Sub-Distributor, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Adviser, threatened against or affecting the Adviser or any parent or subsidiary of the Adviser or any partners, trustees, officers or employees of the foregoing, whether or not arising in the ordinary course of business, which would reasonably be expected to result in any material adverse change in the condition, financial or otherwise, of the Adviser, to materially and adversely affect the properties or assets of the Adviser or to materially impair or adversely affect the ability of the Adviser to function as an investment adviser or perform its obligations under any Fund Agreement to which it is a party, or which is required to be disclosed in the Registration Statement or the Prospectus (and has not been so disclosed).

(8)                                  The Adviser is not in violation of its organizational documents or in default under any agreement, indenture or instrument, where such violation or default would reasonably be expected to have a material adverse effect on the ability of the Adviser to perform its obligations under any Fund Agreement to which it is a party.

(9)                                  The operations of the Adviser and its subsidiaries are and have been conducted at all times in material compliance with applicable Money Laundering Laws.

(10)                            Neither the Adviser nor, to the knowledge of the Adviser, any director, officer, agent, employee or affiliate of the Adviser is currently subject to any U.S. sanctions administered by OFAC; and the Adviser will not cause the Fund will not directly or indirectly use the proceeds of the offering contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(11)                            The Adviser maintains a system of internal controls sufficient to provide reasonable assurance that transactions effectuated by it under any Fund Agreement to which it is a party are executed in accordance with its management’s general or specific authorization; and access to the Fund’s assets is permitted only in accordance with its management’s general or specific authorization.

(12)                            The Adviser has adopted, implemented and complied in all material respects with written policies and procedures under Rule 206(4)-7 under the Advisers Act reasonably designed to prevent violations of the Advisers Act by the Adviser and its supervised persons.

D.                                    Representations and Warranties of Distributor.

Distributor represents and warrants to the Sub-Distributor the following:

(1)                                  Distributor undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Distributor hereunder and under the Underwriting Agreement.  Distributor assumes no responsibility for compliance by the Fund, the Adviser, the Sub-Distributor or any other entity with the applicable requirements of the Securities Laws or any laws, rules or regulations of governmental authorities having jurisdiction over such entity.

(2)                                  No filing with, or authorization, approval, consent, license, permit, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Distributor of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement and the Underwriting Agreement, except as referred to in the Prospectus or the Registration Statement and such as have been already obtained or as may be required under the 1933 Act, the 1940 Act, the 1934 Act, state securities laws or the filing requirements of FINRA, except for such filings that would not result in a material adverse effect on the ability of the Distributor to perform its obligations under this Agreement and the Underwriting Agreement.

(3)                                  The Distributor possesses all Governmental Licenses, except where the absence of such possession would not result in a material adverse effect on the ability of the Sub-Distributor to perform its obligations under this Agreement or the Underwriting Agreement; the Distributor is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a material adverse effect on the ability of the Sub-Distributor to perform its obligations under this Agreement or the Underwriting Agreement; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a material adverse effect on the ability of the Distributor to perform its obligations under this Agreement or the Underwriting Agreement; and the Distributor has not received any notice of proceedings relating to the revocation or modification of any such

Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a material adverse effect on the ability of the Distributor to perform its obligations under this Agreement or the Underwriting Agreement.

(4)                                  Any information provided by the Distributor contained in any advertising, sales literature or other promotional material (including “prospectus wrappers,” “broker kits,” “road show slides” and “road show scripts”) or other information provided by the Distributor in connection with the preparation of sales material, and, in each case, used in connection with the offering of the Shares (collectively, “Distributor Sales Material”) does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  All Distributor Sales Material complied and will comply in all material respects with the applicable requirements of the 1933 Act, the 1940 Act and the rules and regulations thereunder and the rules and interpretations of FINRA.

(5)                                  The Distributor carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and value of its properties.

V.                                    Compensation.

A.                                   Fees.

Distribution Fee. The Fund and the Distributor represent, warrant and agree that the Distribution Fee payable to the Distributor as described in the Prospectus for the Fund and as provided for under the Underwriting Agreement is, and at all times during the Term of this Agreement will accrue on the basis of the average daily net asset value of the Fund’s Shares, at an annual rate equal to 0.75%.  For the purposes of this Agreement, the net asset value of each shareholder’s Shares shall be determined in the manner set forth in such Fund’s Prospectus.  The Distribution Fee is payable in arrears on a quarterly basis (such fee, the “Distribution Fee”); and

(1)                                  For the avoidance of doubt, for shareholder accounts that do not have a retail broker-dealer assigned to the account as “broker of record” (“Unassigned Accounts”), the Distributor will be listed as default payee in the Fund’s applicable records and on the transfer agent’s systems.  As compensation for services rendered by the Distributor under the terms of the Underwriting Agreement, the Distributor will be entitled to certain additional fees, defined in the Fee Letter, which are payable by the Adviser in accordance with the terms of the Fund’s Prospectus and Statement of Additional Information.

B.                                     As compensation for the Sub-Distributor’s services hereunder, the parties hereto agree that the Distributor shall pay the Sub-Distributor the entire amount of the Distribution Fee less any amounts owed the Distributor in accordance with the Fee Letter, associated only with those Shares sold during the Term of this Agreement (collectively, the “Fee”).  The Sub-Distributor shall be entitled to the Fee throughout the Term of this Agreement and for twelve (12) months after the effective date of any termination of this Agreement unless such termination was effected pursuant to Sections XIII.B.1., XIII.B.2., or XIII.F. herein.

C.                                     The Fund, Adviser and Distributor acknowledge and agree that the Sub-Distributor may pay all or any portion of the Fee to financial intermediaries in its discretion, and further acknowledge and agree that the Sub-Distributor may pay additional amounts to financial intermediaries out of its own assets, including amounts which may have been paid to the Sub-Distributor by the Adviser, as compensation for providing sales or shareholder services with respect to the Fund or Shares of the Fund.

VI.                                Expenses.

A.                                   Except as otherwise noted in the Fund’s Prospectus, the Fund shall bear all costs and expenses in connection with registration of its Shares with the SEC and the applicable states, and filing with FINRA, if required, as well as all costs and expenses in connection with the offering of the Shares and communications with its shareholders, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing, mailing and distribution of Registration Statements, Prospectuses and amendments or supplements thereto, as well as related advertising and sales literature; (iii) fees and expenses of any transfer agent; (iv) costs and expenses of the preparation, filing, printing, mailing and distribution of annual and interim reports, proxy materials and other communications to its shareholders; (v) travel and expenses of Adviser related to the establishment of selling groups and sales and marketing, including any road shows, and (vi) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Fund pursuant to Section III.B. hereof.  The Sub-Distributor shall in no event bear any of the costs or expenses set forth in the preceding sentence.

B.                                     The Sub-Distributor shall bear the expenses of registration or qualification of the Sub-Distributor as a dealer or broker under applicable laws and the expenses of continuing such registration or qualification.  The Sub-Distributor shall also be responsible to pay salaries, overhead and travel expenses of its staff including any additional costs and expenses associated with the adding sales staff to offer and sell the Shares.

VII.                            Instructions.

A.                                   Unless otherwise provided in this Agreement, the Sub-Distributor shall act only upon Oral Instructions or Written Instructions.

B.                                     The Sub-Distributor shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by the Sub-Distributor to be an Authorized Person) pursuant to this Agreement.  The Sub-Distributor may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund’s organizational documents or this Agreement or with any vote, resolution or proceeding of the Fund’s Board of Directors or the Fund’s shareholders, unless and until the Sub-Distributor receives Written Instructions to the contrary.

C.                                     The Fund, the Adviser and the Distributor, as applicable, agree to forward to the Sub-Distributor Written Instructions confirming Oral Instructions so that the Sub-Distributor receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by the Sub-Distributor or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Sub-Distributor’s ability to rely upon such Oral Instructions.  Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, the Sub-Distributor shall incur no liability to the Fund, the Adviser and the Distributor in acting upon such Oral Instructions or Written Instructions provided that the Sub-Distributor’s actions comply with the other provisions of this Agreement.

D.                                    Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, the Sub-Distributor shall incur no liability to the Fund, the Adviser and the Distributor in acting upon such Oral Instructions or Written Instructions provided that the Sub-Distributor’s actions comply with the other provisions of this Agreement.

VIII.                        Right to Receive Advice.

A.                                   Advice of the Fund, Distributor or the Adviser.  If the Sub-Distributor is in doubt as to any action it should or should not take, the Sub-Distributor may request directions or advice, including Oral Instructions or Written Instructions, from the Fund, the Adviser or the Distributor.

B.                                     Advice of Counsel.  If the Sub-Distributor is in doubt as to any question of law pertaining to any action it should or should not take, the Sub-Distributor may request advice from counsel of its own choosing (who may be counsel for the Fund, the Adviser, the Distributor or the Sub-Distributor, at the option of the Sub-Distributor).

C.                                     Conflicting Advice.  In the event of a conflict between directions, advice, Oral Instructions or Written Instructions the Sub-Distributor receives from an Authorized Person on the one hand, and the advice it receives from counsel on the other hand, the Sub-Distributor may rely upon and follow the advice of counsel.

D.                                    Protection of the Sub-Distributor.  The Sub-Distributor shall be protected in any action it takes or does not take in reliance upon directions, advice, Oral Instructions or Written Instructions it receives from the Fund, the Adviser or the Distributor, or in reliance upon advice from counsel and which the Sub-Distributor believes, in good faith, to be consistent with such directions, advice, Oral Instructions or Written Instructions.  Nothing in this section shall be construed so as to impose an obligation upon the Sub-Distributor (i) to seek such directions, advice, Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of the Sub-Distributor’s properly taking or not taking such action.

IX.                                Records; Visits.

A.                                   Any books and records pertaining to the Fund or the Adviser that are in the possession or under the control of the Sub-Distributor, shall be the property of the Fund and the Adviser.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations.  The Fund and Authorized Persons shall have access to such books and records at all times during the Sub-Distributor’s normal business hours.  Upon the reasonable request of the Fund or the Adviser, copies of any such books and records shall be provided by the Sub-Distributor to the Fund or to an Authorized Person, at the Fund’s expense.

B.                                     Upon termination of this Agreement, all documents (including any tangible media) related to this Agreement or the services provided hereunder shall be handled as follows:

1.                                       Notwithstanding anything to the contrary in this Agreement, each party shall retain the documents it is required by law to maintain;

2.                                       Documents shall be returned to the party that owns the documents to the extent such party so requests, or destroyed to the extent such party requests destruction; provided that any request for return or destruction is made within 90 days after the termination of this Agreement;

3.                                       All documents related to this Agreement or the services provided hereunder retained by a party after termination of this Agreement, that contain Confidential Information of the other party shall be maintained subject to the provisions of Section X of this Agreement;

4              Either party may request a copy of any document related to this Agreement or the services provided hereunder retained by the other party after termination of this Agreement; provided that the party making the request reimburses the other party for the reasonable copying cost; and

5              Notwithstanding any other provision of this Section IX, any document related to this Agreement or the services provided hereunder, retained by a party after termination of this Agreement may be destroyed by such party according to its normal records destruction schedule, provided that such schedule is consistent with applicable law.

X.            Confidentiality.

A.            Each party shall hold any and all information relating to each other party’s business (“Confidential Information”) in strictest confidence and shall use and permit use of Confidential Information solely for the purposes of this Agreement.  Without limiting the generality of the foregoing, any party receiving Confidential Information of any other party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the receiving party employs with respect to its own Confidential Information.  Confidential Information includes, but is not limited to:

1.             any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Sub-Distributor, its subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

2.             any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Sub-Distributor (or their respective Affiliates) a competitive advantage over its competitors;

3.             all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

4.             anything designated as confidential.

B.            Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to the confidentiality obligations hereunder if it:

1.             is already known to the receiving party at the time it is obtained;

2.             is or becomes publicly known or available through no wrongful act of the receiving party;

3.             is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

4.             is released by the protected party to a third party without restriction;

5.             is requested or required to be disclosed pursuant to a court order, subpoena, governmental or regulatory agency request or law;

6.             is relevant to the defense of any claim or cause of action asserted against the receiving party;

7.             is Fund information provided by the Sub-Distributor in connection with an independent third party compliance or other review;

8.             needs to be released by the Sub-Distributor in connection with the provision of services under this Agreement; or

9.             has been or is independently developed or obtained by the receiving party.

C.            Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting each other party to perform the services set forth in this Agreement.  Each party agrees that (i) it will comply with Regulation S-P and the Act with respect to such information, and (ii) it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to furnish the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

D.            The provisions of this Section X shall survive termination of this Agreement for a period of three (3) years after such termination.

XI.           Standard of Care/Limitations of Liability.

A.            The Sub-Distributor shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by the parties in a written amendment hereto.

B.            Subject to the terms of this Section XI, the Sub-Distributor shall be liable to the Fund, the Adviser and the Distributor (or any person or entity claiming through such parties) for damages only to the extent caused by (i) the Sub-Distributor’s own willful misfeasance, willful misconduct, bad faith or gross negligence in the performance of its obligations or duties under this Agreement or in its compliance or failure to comply with the laws, rules and regulations applicable to it in connection with its activities hereunder, or (ii) the Sub-Distributor’s reckless disregard of its obligations or duties under this Agreement (collectively, the “Sub-Distributor’s Standard of Care”).

C.            The Sub-Distributor’s liability to the Fund, the Advise and the Distributor or any person or entity claiming through such parties for any losses, claims, suits, controversies, breaches or damages of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (each a “Loss”) shall not exceed the fees received by the Sub-Distributor for services provided hereunder during the eighteen months immediately prior to the date of such Loss.

D.            The Sub-Distributor shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruptions or losses of data) occurring directly or indirectly by reason of circumstances beyond their reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

E.             The Sub-Distributor shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which the Sub-Distributor reasonably believes to be genuine and authorized hereunder.  The Sub-Distributor shall not be liable for any damages that are caused by actions or omissions taken by the Sub-Distributor in accordance with Written Instructions, Oral Instructions or advice of counsel.  The Sub-Distributor shall not be liable for any damages to the extent arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such action or omission.

F.             Neither the Sub-Distributor nor its Affiliates, shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Sub-Distributor or its Affiliates.

G.            Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted against the Sub-Distributor or any of its Affiliates within eighteen months after the party asserting such claim becomes aware of the claim or is informed of specific facts that should alert it that a basis for such a claim might exist.

H.            Each party shall have a duty to mitigate damages for which the other parties may become responsible.

I.              This Section XI shall survive termination of this Agreement.

XII.         Indemnification.

A.            Unless the Sub-Distributor fails to meet its Standard of Care (as defined in Section XI.B. above), the Fund agrees to indemnify and hold harmless the Sub-Distributor and its Affiliates and any person who controls the Sub-Distributor within the meaning of Section 15 of the 1933 Act, and their respective directors, officers, agents and employees, from and against all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from any action taken or omitted to be taken by the Sub-Distributor in connection with this Agreement or the provision of services to the Fund.

B.            The Fund agrees to indemnify and hold harmless the Sub-Distributor, its affiliates, and any person who controls the Sub-Distributor within the meaning of Section 15 of the 1933 Act, and their respective directors, officers, agents and employees, from and against any and all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) which any such indemnified person may incur under the 1933 Act or any other statute, at common law or otherwise, arising out of or based upon:  (i) any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement, Prospectus, Statement of Additional Information, or sales literature (including amendments and supplements thereto), (ii) any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto), necessary to make the statements therein not misleading; or (iii) any failure by the Fund to qualify or register the Shares of the Fund as required by applicable federal or state laws, rules or regulations; provided, however, that insofar as any such claims, costs, expenses, losses, damages, charges, payments or liabilities incurred under sub-section (i) and (ii) above arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission in any written information relating to the Sub-Distributor furnished to the Fund specifically for inclusion in the Fund’s Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto), such indemnification is not applicable.

C.            Subject to the limitations of liability set forth in Section XI of this Agreement, the Sub-Distributor agrees to indemnify and hold harmless the Fund, the Adviser and the Distributor, their affiliates and each person who controls the Fund, the Adviser or the Distributor within the meaning of Section 15 of the 1933 Act, and their respective directors, officers, agents and employees, from and against any and all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including reasonable attorneys’ fees, and court costs, travel costs and other reasonable out of-pocket costs related to dispute resolution), which any such indemnified person may incur under the 1933 Act, or any other statute, at common law or otherwise arising out of or based upon any untrue statement of a material fact contained in any Registration Statement, Prospectus or Statement of Additional Information (including amendments and supplements thereto), or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading which untrue statement or omission was made in  any written information relating to the Sub-Distributor furnished to the Fund, the Adviser and the Distributor specifically for inclusion in the Fund’s Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto).

D.            Unless the Sub-Distributor fails to meet its Standard of Care (as defined in Section XI.B. above), the Adviser agrees to indemnify and hold harmless the Sub-Distributor and its Affiliates and any person who controls the Sub-Distributor within the meaning of Section 15 of the 1933 Act, and their respective directors, officers, agents and employees, from any and all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to the following: (i) the Adviser’s gross negligence or willful misconduct in carrying out its duties and obligations under this Agreement; (ii) the failure of the Adviser to materially comply with any applicable law, rule or regulation in connection with the discharge of its duties and obligations under this Agreement; (iii) any untrue statement of a material fact, or any omission to state a material fact, contained in the Registration Statement, Prospectus or other materials, statements or representations the Adviser or its employees or agents have provided to the Sub-Distributor relating to the Adviser or the Fund; or (iv) the material breach by the Adviser of any of its representations and warranties specified herein or the Adviser’s failure to materially comply with the terms and conditions of this Agreement.

E.             Unless the Sub-Distributor fails to meet its Standard of Care (as defined in Section XI.B. above), the Fund agrees to indemnify and hold harmless the Sub-Distributor and its Affiliates and any person who controls the Sub-Distributor within the meaning of Section 15 of the 1933 Act, and their respective directors, officers, agents and employees, from and against all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from any action taken or omitted to be taken by the Sub-Distributor in connection with this Agreement or the provision of services to the Distributor.

F.             In any situation in which one party hereto (the “Indemnifying Party”) may be asked to indemnify, defend or hold harmless a party, entitled to indemnification hereunder (the “Indemnified Party”), the Indemnified Party will notify the

Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation.  The Indemnifying Party shall have the option to defend the Indemnified Party against any Indemnification Claim which may be the subject of indemnification hereunder, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim.  In the event that the Indemnifying Party does not elect to assume the defense of any such suit, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party.  The Fund and the Adviser agree promptly to notify the Sub-Distributor, once the Fund or the Adviser, as applicable, becomes aware, of the commencement of any litigation or proceedings against the Fund or Adviser or any of their officers or directors in connection with the issue and sale of any Shares.  The Indemnified Party will not confess or settle any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

G.            This Section XII shall survive termination of this Agreement.

XIII.        Duration and Termination.

A.            Subject to the provisions for earlier termination hereinafter set forth in this Section XIII, the Term of this Agreement shall commence on the date that the Registration Statement is initially declared effective by the SEC under the 1933 Act (the “Effective Date”) and end on the second anniversary of the Effective Date or such earlier date that this Agreement is terminated in accordance with the provisions herein (hereinafter referred to as the “Initial Term”); provided, however, that the term of this Agreement shall automatically be extended for successive one-year periods or such shorter extension period if this Agreement is terminated during any such one-year period in accordance with the provisions herein (hereinafter referred to as a “Renewal Term”) unless any party shall notify the others in writing at least 60 days prior to the expiration of the Initial Term or any Renewal Term, as the case may be, of its decision not to extend the Term of this Agreement for an additional one-year period (herein the Initial Term and any Renewal Terms are referred to collectively as the “Term”).

B.            The Fund, the Adviser or the Distributor may terminate this Agreement immediately by written notice to the Sub-Distributor upon occurrence of any of the following events:

1.             The Sub-Distributor has its registration as a broker-dealer under the 1934 Act revoked, or its membership with FINRA revoked; or

2.             the appointment of a trustee for the Sub-Distributor or the Sub-Distributor files a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency or similar law, or a proceeding is commenced against the Sub-Distributor seeking such relief (and such proceeding is not dismissed within sixty (60) days of filing).

C.            At any time after the first anniversary of the Effective Date, the Sub-Distributor may terminate this Agreement for any reason by notice in writing to the Fund, the Adviser and the Distributor, which termination shall become effective sixty (60) days immediately after the date of giving of such notice.

D.            At any time after the first anniversary of the Effective Date, the Fund may terminate this Agreement for any reason by providing notice in writing to the Sub-Distributor, the Adviser and the Distributor, which termination shall become effective sixty (60) days immediately after the date of giving of such notice; provided, however, that, notwithstanding anything to the contrary in this Section XIII.D., if the Underwriting Agreement is terminated, the Fund shall terminate this Agreement by providing notice in writing to the Sub-Distributor, the Adviser and the Distributor, which termination shall become effective sixty (60) days immediately after the date of giving of such notice.

E.             Notwithstanding anything to the contrary contained herein, the Sub-Distributor may terminate this Agreement upon twenty (20) days written notice to the Fund, the Adviser and the Distributor if the Fund commits a material breach of this Agreement that is not cured to the reasonable satisfaction of the Sub-Distributor.

F.             Notwithstanding anything to the contrary contained herein, the Fund may terminate this Agreement upon twenty (20) days written notice to the Sub-Distributor, the Adviser and the Distributor if the Sub-Distributor commits a material breach of this Agreement that is not cured to the reasonable satisfaction of the Fund.

G.            In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor the Sub-Distributor or other service provider, and all trailing expenses incurred by the Sub-Distributor, will be borne by the Fund.

XIV.        Notices.

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) and delivered in person, by facsimile, by electronic mail (provided that proof of receipt is received by the notifying party), by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the persons listed below at the following addresses:

To the Sub-Distributor:

Advisors Asset Management, Inc.

400 Connell Drive
Berkeley Heights, NJ 07922
Attention:  Kevin Boman
Facsimile no.: (908) 988-4738

Electronic mail: kboman@aam.us.com

With a copy to:

Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, CO 80132
Attention:  Legal Department
Facsimile no.: (719) 488-4215

Electronic mail: tstoklosa@aam.us.com

To the Adviser:

Versus Capital Advisors LLC

7100 E Belleview Ave

Suite 306

Greenwood Village, CO 80111-1632

Attention:  Mark Quam

Facsimile no.: (888) 792-7401

Electronic mail: quam@versuscapital.com

To the Fund:

Versus Capital Multi-Manager Real Estate Income Fund LLC

7100 E Belleview Ave

Suite 306

Greenwood Village, CO 80111-1632

Attention:  Mark Quam

Facsimile no.: (888) 792-7401

Electronic mail: quam@versuscapital.com

To Distributor:

BNY Mellon Distributors Inc.

760 Moore Road

King of Prussia, PA 19406

Attention: President

Facsimile no.:(610) 382-8567

Electronic mail: john.fulgoney@bnymellon.com

With a copy to:

Jodi Jamison

Chief Legal Officer

BNY Mellon Distributors Inc.

301 Bellevue Parkway

Wilmington, DE 19809

Each party may change its address by giving notice as herein provided.

XV.         Amendments.

This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the parties hereto.

XVI.        Assignment.

The Sub-Distributor may assign its rights hereunder to any Affiliate to the extent permitted by the 1940 Act and the rules thereunder.  Any other assignment will result in immediate termination of this Agreement.

XVII.      Non-Solicitation.

During the Term of this Agreement and for one year thereafter, the Fund and the Adviser shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the Sub-Distributor’s employees, and the Fund shall cause the sponsor, Adviser or other Affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the Sub-Distributor’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a the Sub-Distributor employee by the Fund or any sponsor, Adviser or other Affiliate of the Fund if the Sub-Distributor employee was identified by such entity solely as a result of the Sub-Distributor employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

XVIII.     Miscellaneous.

A.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

B.            Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

C.            Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

D.                                    No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its Registration Statement or adopt any policies which would affect materially the obligations or responsibilities of the Sub-Distributor hereunder without the prior written approval of the Sub-Distributor, which approval shall not be unreasonably withheld or delayed.

E.                                      Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.                                      Information.  The Fund will provide such information and documentation as the Sub-Distributor may reasonably request in connection with services provided by the Sub-Distributor to the Fund, the Adviser or the Distributor.

G.                                     Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

H.                                    Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

I.                                         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

J.                                        No Representations or Warranties.  Except as expressly provided in this Agreement, the Sub-Distributor hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  The Sub-Distributor disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

K.                                    Electronic or Facsimile Signatures.  Execution and delivery of this Agreement by electronic exchange or facsimile bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such party.

L.                                      Customer Identification Program Notice.  The Sub-Distributor shall obtain the agreement of each financial intermediary involved in the sale or distribution of the Shares to obtain, verify, and record certain information that identifies each purchaser of the Shares who opens an account with that financial intermediary, including but not limited to, each such purchaser’s name, address and taxpayer identification number or other government-issued identification number and, if such party is a natural person, that party’s date of birth.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the day and year first above written.

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

By:	/s/ William Fuhs

Name:	William Fuhs

Title:	CFO

Date:	8/24/2011

VERSUS CAPITAL ADVISORS LLC

By:	/s/ William Fuhs

Name:	William Fuhs

Title:	President

Date:	8/24/2011

BNY MELLON DISTRIBUTORS INC.

By:	/s/ John Fulgoney

Name:	John Fulgoney

Title:	President / CEO

Date:	8/25/2011

ADVISORS ASSET MANAGEMENT INC.

By:	/s/ Andrew S. Williams

Name:	Andrew S. Williams

Title:	President

Date:	8/25/2011

EXHIBIT A

Form of Standard Dealer Agreement

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC
STANDARD DEALER AGREEMENT

THIS STANDARD DEALER AGREEMENT (this “Agreement”) is entered into as of the Effective Date set forth on the signature page hereto by and between Advisors Asset Management, Inc., a corporation organized under the laws of Delaware, (“AAM”) and                                                                                                               , a                                                                    organized under the laws of                                                    (“Dealer”).  AAM and Dealer may each be referred to generically as a “Party,” or collectively as “Parties.”

WHEREAS, AAM has entered into a Distribution Agreement (as amended from time to time, the “Distribution Agreement”) with Versus Capital Multi-Manager Real Estate Income Fund LLC (the “Fund”), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), BNY Mellon Distributors Inc., the principal underwriter and distributor for the Fund (the “Underwriter”), and Versus Capital Advisors LLC, the investment adviser of the Fund (the “Adviser”), pursuant to which AAM is permitted to enter into selling and/or service agreements with financial intermediaries in connection with the provision of marketing, sales support, consulting, distribution and other services to assist in marketing and selling shares of beneficial interest of the Fund (the “Shares”) and to assist in providing certain shareholder support services.  The Fund, the Underwriter and the Adviser, their respective affiliates and related entities, are collectively referred to herein as “Fund Parties”;

WHEREAS, the Fund offers, sells and issues Shares upon the terms of, and subject to the conditions set forth in, its current registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”), including its prospectus (as amended or supplemented from time to time, the “Prospectus”) and statement of additional information (as amended or supplemented from time to time, the “SAI”); and

WHEREAS, Dealer desires to offer and sell Shares of the Fund to customers of Dealer (“Customers”) and to provide shareholder support services to Customers that are Fund shareholders, in accordance with all applicable laws and regulations and on the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereto hereby agree as follows:

Section 1.                  Appointment.  (a) Subject to the terms and conditions of this Agreement and the terms contained in the Prospectus and SAI, Dealer may offer and sell Shares of the Fund to Customers.  Dealer shall be responsible for opening, approving, and monitoring Customer accounts and for the review and supervision of these accounts, all in accordance with all applicable laws, rules and regulations, including, but not limited to, the rules of the SEC and the Financial Industry Regulatory Authority, Inc. (“FINRA”).  In offering and selling Shares, Dealer shall not, and shall have no authority to, act or hold itself out as an agent for AAM or any of its affiliates (collectively, “AAM,” and each an “AAM Party”), or of the Fund or any other Fund Party.  Neither AAM nor any other AAM Party shall be liable for any of Dealer’s acts or obligations under this Agreement.

(b)         Subject to all of the terms and conditions in this Agreement and the terms of the Prospectus and SAI, Dealer will undertake from time to time to provide certain shareholder support services (“Shareholder Services”) for Customer that are holders of Shares of the Fund.  The Shareholder Services provided by Dealer shall include, but shall not be limited to, the following services: handling shareholder inquiries regarding the Fund (including responding to questions concerning investments in the Fund, the Fund’s net asset value, and reports and tax information provided by the Fund); assisting in the enhancement of relations and communications between shareholders and the Fund; assisting in the establishment and maintenance of investor accounts with the Fund; assisting in the maintenance of Fund records containing shareholder information; and providing such other information and shareholder liaison services as the Fund, the Underwriter or AAM may reasonably require.

(c)          The Customers are for all purposes customers of Dealer and not customers of AAM or the Underwriter and in all cases:

(i)                           Dealer is acting as agent for each Customer;

(ii)                        As between Dealer and each Customer, the Customer will have beneficial ownership of the Shares;

(iii)                     Each transaction in Shares will be initiated solely upon the order of the Customer;

(iv)                    Each transaction in Shares will be executed only upon receipt of complete and valid instructions by the Fund or the applicable transfer agent of the Fund (the “Transfer Agent”), subject to instructions from AAM, the Underwriter, the Transfer Agent and the Fund;

(v)                       Dealer represents, warrants and agrees that it will have the full right, power and authority to effect transactions in Shares (including, without limitation, any purchases, sales, tenders for repurchase or redemptions) on behalf of all Customer accounts provided by Dealer to the Fund or the Transfer Agent;

(vi)                    AAM’s obligations under this Agreement are subject to all provisions of the Distribution Agreement.  Dealer understands and agrees that in performing services under this Agreement, Dealer is acting as agent for the Customers and AAM is in no way responsible for the manner of Dealer’s performance or for any of Dealer’s acts or omissions in connection therewith; and

(vii)                 Dealer understands and agrees that AAM is not liable for the payment for Share purchases, sales, redemptions or repurchases.

Section 2.                  Order Handling.  (a) Dealer shall offer and sell Shares only in accordance with the terms and conditions of the Prospectus and SAI.  Dealer agrees that all orders placed by Dealer for Share purchases, redemptions or repurchases will be submitted directly to the Fund or its Transfer Agent and not through AAM.

                        (b)         Dealer understands and agrees that the Shares will be offered and sold at the net asset value next determined after a purchase order is

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effective plus any applicable sales charge (the “Current Offering Price”), which is in effect at the time the order for such Shares is confirmed and accepted by the Fund or its Transfer Agent.

(c)          All orders for redemption or repurchase of any Shares shall be executed at the net asset value per Share minus any applicable sales charge or redemption fee as described in the Prospectus.

(d)         The minimum dollar purchase of Shares shall be the applicable minimum amount described in the Prospectus and no order for less than such amount will be accepted by the Fund.

(e)          All purchase requests submitted by Dealer are subject to acceptance or rejection in the Fund’s sole discretion, and, if accepted, each purchase will be deemed to have been consummated at the office of the Fund.

(f)            The Fund reserves the right, at its discretion and without prior notice, to suspend the sale of Shares or withdraw entirely the sale of Shares.

(g)         Dealer agrees that all transactions will be processed through the systems of the National Securities Clearing Corp. (“NSCC”) unless otherwise agreed to between the Parties or as instructed by the Transfer Agent.  The procedures relating to purchase, redemption, repurchase or exchange orders and the handling thereof will be subject to the terms of the Prospectus and any instructions from the Fund or the Transfer Agent.

(h)         Dealer agrees that it will comply with all laws, rules and regulations in connection with Dealer’s handling of orders for transactions in the Shares, including, without limitation, laws, rules and regulations applicable to the offering or sale of investment company shares.

(i)             Dealer agrees that it will not present any conditional orders for Shares, and Dealer understands that no conditional orders will be accepted by the Fund or its agents.

(j)             Dealer agrees that it will not withhold placing orders for Shares so as to profit Dealer as a result of such withholding.

(k)          For trades placed manually, payment for purchases of Shares made by wire order from Dealer shall be made directly to the Fund’s Transfer Agent, as per the Prospectus instructions, in an amount equal to the Current Offering Price per Share being purchased without deduction for Dealer’s agency commission or any other compensation, if any.  If such payment is not received at the customary or required time for settlement of the transaction, Dealer understands that the Fund reserves the right, without notice, to cancel the sale, in which case Dealer may be held responsible for any reasonable loss, including loss of profit, suffered by the Fund, AAM or the Underwriter resulting from Dealer’s failure to make the aforesaid payment.

(l)             On the settlement date of each transaction, Dealer on behalf of Customers will remit the full purchase price, and the Customer will be credited with an investment in the Shares of the Fund equal to such purchase price.

(m)       Dealer agrees to obtain from each Customer to whom Dealer sells Shares any taxpayer identification number certification required by Section 3406 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(n)         Dealer agrees to obtain, verify, and record information that identifies each purchaser of Shares who opens an account with Dealer, including, without limitation, each such purchaser’s name, address and taxpayer identification number or other government-issued identification number and, if such party is a natural person, that party’s date of birth.

Section 3.                  Representations, Warranties and Covenants of Dealer.  Dealer represents, warrants and covenants:

(a)          Dealer will cause to be delivered to each prospective investor, at or prior to such prospective investor making an investment decision, a complete and current version of the Prospectus and, upon request, the SAI.  Dealer will not:  (i) make any oral or written representation which is not contained in the Prospectus or SAI in furnishing services and performing its obligations under this Agreement; (ii) distribute or use any materials in furnishing services and performing its obligations under this Agreement other than the Prospectus, the SAI and such other materials as the Fund, the Adviser, the Underwriter and AAM shall provide or approve in writing; or (iii) offer and sell Shares or solicit offers therefor except in a manner consistent with this Agreement, the Prospectus and SAI, and instructions of AAM, the Fund, the Transfer Agent and the Underwriter, and in compliance with all applicable laws, rules and regulations.

(b)         Dealer shall deliver, or cause to be delivered, to each Customer that purchases Shares copies of all annual and interim reports and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or its investment adviser, custodian, transfer agent or dividend disbursing agent.

(c)          Dealer agrees that it will not sell or offer for sale Shares in any state or jurisdiction where the Shares have not been qualified for sale.  Upon request, AAM will provide to Dealer a current list of the jurisdictions in which the Shares are qualified for sale, but the Fund shall have no obligation or responsibility to make Shares available for sale in any jurisdiction.

(d)         Dealer will (i) maintain all records required by law to be kept by Dealer relating to transactions in Shares of the Fund and shall promptly make available such records and other records as the Fund, the Underwriter or AAM may reasonably request and (ii) promptly notify the Fund, the Underwriter and AAM if Dealer experiences any difficulty in maintaining the records described in the foregoing clause in an accurate and complete manner.  If Dealer holds Shares as record owner for its Customers, it will be responsible for maintaining all necessary books and records which reflect their beneficial ownership of Shares, which records shall specifically reflect that Dealer is holding Shares as agent, custodian or nominee for its Customers.  This provision will survive the termination of this Agreement.

                        (e)          Dealer will use its best efforts to cooperate with the Fund, the Underwriter and AAM in assuring compliance with current money laundering laws, rules and regulations.  Dealer is and will remain in full compliance with all applicable anti-money laundering laws, rules and regulations, including the U.S. Bank Secrecy Act (the “BSA”), its implementing regulations, and the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), which amends certain sections of the BSA and sets forth certain other anti-money laundering requirements.  To facilitate compliance with the BSA, the USA PATRIOT Act and related statutes and implementing regulations, Dealer has developed, implemented and will maintain a written anti-money laundering prevention program, including, but not limited to, a customer identification program consistent with the rules under Section 326 of the USA PATRIOT Act, that satisfies the requirements of all such laws, rules and regulations and Dealer will comply with all applicable laws, rules and regulations designed to guard against money laundering activities set out in such program.  In addition, Dealer complies with the Know Your Customer requirements of the securities self-regulatory organizations, as well as with the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) list of specially designated nationals, blocked persons and sanctioned governments.  In that regard, Dealer has systems in place to monitor wire transfers and other financial transactions against the OFAC list, and Dealer shall review potential

2

investors in the Shares against the OFAC list and shall not refer such investors to the Fund in the event there is a match with the OFAC list.

(f)            Dealer agrees to treat confidentially any information which is furnished to Dealer (or to parties acting on its behalf) relating to the Fund, the Underwriter, AAM or the Adviser (the “Fund Information”), provided, however, “Fund Information” shall not include information that is (i) in or becomes part of the public domain other than by disclosure by the receiving party in violation of this Agreement; (ii) demonstrably known to the receiving party before it is disclosed pursuant to this Agreement; or (iii) independently developed or obtained by the receiving party from sources that were not subject to any contractual or statutory requirement to maintain the confidentiality of such information.  Dealer agrees that it will use the Fund Information only for the purposes related to its Customers’ investments in the Funds, and that the Fund Information will be kept confidential by Dealer and its partners, stockholders, members, managers, officers, directors, employees, representatives, attorneys, accountants, agents, and other affiliates (collectively, the “Related Persons”), and that Dealer and the Related Persons shall not disclose the Fund Information to any person; provided, however, that the Fund Information may be disclosed:  (i) to Dealer and Related Persons who require the Fund Information for the purpose of evaluating or providing services in connection with Customers’ investments in the Fund; (ii) pursuant to prior written consent of the Fund, the Underwriter AAM and the Adviser, to any federal or state regulatory agency and their employees, agents, and attorneys for the purpose of making any filings or disclosures required by law; (iii) in response to any inquiry, subpoena or other request for information from any federal or state court, regulatory agency, or other governmental agent, provided that, to the extent permitted by applicable law and reasonably possible under the circumstances, Dealer provides prior written notice to the Fund, the Underwriter AAM and the Adviser of the information to be disclosed; and (d) to any other person the disclosure to whom AAM, the Underwriter, the Adviser and the Fund previously authorize in writing.  Dealer will be liable for any breach of this Section 3(f) by any of its Related Persons.  This provision will survive the termination of this Agreement.

(g)         Any privacy notice that Dealer delivers to Customers will comply with all applicable laws, rules and regulations, including, but not limited to, Title V of the Gramm-Leach-Bliley Act and Regulation S-P of the SEC, as each may be amended.  Dealer will notify Customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law.  This provision will survive the termination of this Agreement.

(h)         Dealer shall not offer or recommend the purchase of Shares to any investor unless Dealer has reasonable grounds to believe that the Shares are suitable for the investor, including, but not limited to, under NASD Conduct Rule 2310 or FINRA Rule 2111, as applicable, and the investor (i) has sufficient financial knowledge and experience to be capable of evaluating the risks and merits of an investment in the Fund and (ii) meets any eligibility and investment requirements described in the Prospectus and SAI.

(i)             Dealer shall not engage any sub-agent to offer or sell or assist it in offering or selling Shares.

(j)             Dealer represents and warrants to AAM that it is a broker-dealer properly registered with the SEC, is qualified to act as a broker-dealer in the states where it transacts business and is a member in good standing of FINRA.

(k)          Dealer shall fully comply and conduct its activities in accordance with (i) the terms and conditions set forth in the Prospectus and SAI, (ii) all applicable laws, rules, regulations and orders of any governmental entity (including, without limitation, any branch, department, agency or political subdivision thereof and the rules and regulations of FINRA or any self-regulating body of similar standing in any jurisdiction in which it will offer or sell Shares); (iii) the instructions of AAM, the Underwriter and the Fund; and (iv) the terms of this Agreement.

(l)             Dealer and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform its obligations under this Agreement and to receive any compensation hereunder, and will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(m)       Dealer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate or similar power and authority to engage in the activities described in, and perform its obligations under, this Agreement.

(n)         This Agreement has been duly and validly authorized, executed and delivered by Dealer, and constitutes a binding and enforceable obligation of Dealer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

(o)         The execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, any instrument by which it is bound or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(p)         Dealer will immediately advise AAM in writing if any of the foregoing representations, warranties and covenants are not true and correct or complied with in all material respects.

(q)         The foregoing representations, warranties and covenants will be deemed repeated as of each closing date for the sale of Shares to an investor and will be deemed to survive each such closing.

Section 4.                  Representations, Warranties and Covenants of AAM.  AAM represents, warrants and covenants:

(a)          AAM is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate or similar power and authority to engage in the activities described in, and perform its obligations under, this Agreement.

(b)         This Agreement has been duly and validly authorized, executed and delivered by AAM, and constitutes a binding and enforceable obligation of AAM in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

(c)          The execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, under any instrument by which it is bound or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(d)         AAM will promptly advise Dealer in writing if any of the foregoing representations, warranties and covenants are not true and correct or complied with in all material respects at any time.

(e)          The foregoing representations, warranties and covenants will be deemed repeated as of each closing date for the sale of Shares to a Customer.

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Section 5.                  Compensation; Expenses.

(a)          During the term of this Agreement AAM will pay Dealer a monthly distribution fee (the “Distribution Fee”) in respect of Shares owned by Dealer’s Customers in an amount equal to one-twelfth (1/12) of the Distribution Fee Percentage set forth on the signature page hereto multiplied by the net asset value of each such Customer’s Shares as of the close of business on the last calendar day of each calendar month.

(b)         [omitted]

(c)          The Distribution Fees shall be prorated to account for any period during which a Customer owns Shares for less than a full calendar month.  The Distribution Fees shall be payable only with respect to Shares purchased by Dealer’s Customers pursuant to and during the term of this Agreement and in accordance with the terms and conditions set forth herein.  The Distribution Fees shall be payable so long as Shares remain held by a Customer, such Customer remains a customer of Dealer and Dealer provides services hereunder to such Customer.  Payment of the Distribution Fees is subject to AAM’s receipt of a distribution fee from the Underwriter in respect of Dealer’s Customers pursuant to the Distribution Agreement.

(d)         Except as provided in Section 5(a) hereof, Dealer shall not accept any direct or indirect compensation from any person or entity other than AAM in connection with the offer, sale or servicing of Shares in the Fund without the prior written consent of AAM; provided, however, that the Adviser may pay Dealer for distribution and account servicing assistance as described in the Registration Statement.

(f)            The Sub-Servicing Agent represents, warrants, and agrees that any fee or other charge paid by Investors will be fully and timely disclosed, to the extent necessary or appropriate under applicable laws, rules and regulations, and Dealer shall not be entitled to compensation hereunder unless such disclosure is fully and timely made.

(g)         Dealer shall bear all costs and expenses that it incurs in connection with the offer and sale of Shares and servicing of Customer accounts, including, but not limited to, the costs and expenses of (i) preparing, printing and distributing any materials used by Dealer in connection with the offer and sale of Shares; (ii) any expenses of marketing incurred by Dealer in connection with such offering; and (iii) all compensation paid to Dealer’s employees representatives and others for selling Shares; and (iv) all expenses of Dealer, its employees, representatives and others who engage in or support the sale of Shares or servicing of Customer accounts as may be incurred in connection with their sales or servicing efforts.

Section 6.                  Indemnification.  (a) Dealer shall indemnify, hold harmless, and defend AAM, the Fund Parties and their respective affiliates and each of their respective partners, stockholders, members, managers, directors, officers, employees, agents, and each person, if any, who controls such parties within the meaning of Section 15 of the 1933 Act, and their respective successors and assigns, (collectively, the “AAM Indemnified Parties”) from and against any loss, liability, claim, demand, damage, cost and expense (including reasonable attorneys’ and accountants’ fees and expenses and including those incurred in connection with litigation relating to the enforcement of any provision of this Agreement and any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement, provided that Dealer shall have approved of such settlement in writing) (collectively, the “Losses”) which AAM Indemnified Parties may sustain, resulting from a demand, claim, lawsuit, action or proceeding (i)  arising out of any breach by Dealer of any provision of this Agreement, including any representation, warranty, covenant or agreement set forth herein; (ii)  arising out of any violation of any applicable law, rule or regulation by Dealer or its employees, agents or representatives; (iii) which may be based on the ground or alleged ground that the Prospectus, SAI or any supplemental sales material used by Dealer, includes or allegedly includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which it was made, not misleading, but only insofar as such statement or omission: (A) was made in reliance upon, and in conformity with, written information furnished to the Fund, the Underwriter or AAM by or on behalf of Dealer, or (B) relates to any such supplemental sales material not supplied by the Fund, the Adviser, the Underwriter or AAM or approved by them in writing; or (iv) arising out of Dealer’s failure to be properly licensed to offer and sell Shares.

(b)         AAM shall indemnify, hold harmless, and defend Dealer, its affiliates and each of their respective partners, stockholders, members, managers, directors, officers, employees, agents, and their respective successors and assigns, (collectively, the “Dealer Indemnified Parties”), from and against any Losses (provided that in the case of Losses relating to a settlement AAM shall have approved of such settlement in writing) which Dealer Indemnified Parties may sustain, resulting from a demand, claim, lawsuit, action or proceeding arising out of (i) any breach by AAM of any provision of this Agreement, including any representation, warranty, covenant or agreement set forth herein; or (ii) any violation of any applicable law, rule or regulation by AAM or its employees, agents or representatives.

(c)          No Party shall be liable under the indemnification provisions of sub-paragraphs (a) or (b) above with respect to any Losses incurred or assessed against any indemnified party to the extent such Losses arise out of or result from such indemnified party’s willful misconduct, gross negligence or bad faith in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of obligations or duties under this Agreement.

(d)         The party to be indemnified under sub-paragraph (a) or (b) above (as applicable) shall promptly provide written notice to the indemnifying party of the commencement of any demand, claim, lawsuit or proceeding for which such indemnified party will seek to be indemnified under sub-paragraph (a) or (b) above (as applicable) (a “Claim”); provided, however, that the omission to so promptly notify the indemnifying party will not relieve the indemnifying party from any liability under sub-paragraph (a) or (b) (as applicable) as to the particular item for which indemnification is then being sought to the extent the failure to so notify did not result in material harm to the indemnifying party.

(e)          In the case of any Claim, the indemnifying party shall be entitled to participate, at its own expense, in the defense or to assume or control the defense of any suit or action brought giving rise to a possible obligation of indemnity hereunder, which defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties, defendant or defendants therein, provided that the indemnified party shall at all times have the right, at its own option and expense, to participate fully therein (without controlling such action) and to select, at its own expense, separate counsel of its own choosing.

                        (f)            If the indemnifying party shall fail to notify the indemnified party that it shall undertake to defend any Claim within thirty (30) days after its receipt of written notice of such Claim, the indemnified party will have the right to undertake the defense, compromise or settlement of such Claim on behalf of, and for the account and at the risk of, the indemnifying party, provided that the indemnified party will not, without the prior written consent of the indemnifying party, settle or compromise any Claim or consent to entry of any judgment relating to any such Claim.

(g)         Notwithstanding the foregoing, if there is a reasonable probability in the indemnified party’s reasonable judgment that a Claim may materially and adversely affect the indemnified party, other than as a result of money damages or other money payments against which it is indemnified hereunder, then (i) the indemnified party will have the right

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to co-defend such Claim and (ii) the indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise any Claim or consent to entry of any judgment relating to any such Claim, unless such settlement, compromise or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party an unconditional release from all liabilities in respect to such Claim and does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party.

(h)         The indemnifying party and the indemnified party will provide each other with reasonable access to all records and documents (other than proprietary trading information) within their possession, custody or control relating to any claim under this Section 6, subject to customary assurances of confidentiality.

(i)             The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party and shall survive termination of this Agreement.

Section 7.                  Status of the Parties.  Dealer shall be liable for any acts and omissions of Dealer or any employee or agent of Dealer, and nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the Parties, nor any agency, joint venture, or partnership.  Dealer shall at all times be and be deemed to be an independent contractor.  Dealer, its employees and agents shall, under no circumstances, have any authority to act for or to bind any Fund Party or any AAM Party in any way or to sign the name of any Fund Party or any AAM Party or to represent that the Fund Party or any AAM Party is in any way responsible for the acts or omissions of Dealer.

Section 8.                  Termination.  This Agreement may be terminated at any time by any Party upon written notice to the other Party.  The termination or suspension of Dealer’s (a) registration with the SEC; (b) membership with FINRA; or (c) license to do business by any state or other jurisdiction in which it has offered or is offering Shares shall immediately cause the termination of this Agreement.  This Agreement shall immediately terminate upon the termination of the Distribution Agreement.

Section 9.                  Entire Agreement.  This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof, and supersedes all prior understandings, commitments and agreements (whether written or oral) relating to the subject matter hereof.  No other agreement, verbal or otherwise, shall be binding as between the Parties with respect to the subject matter hereof unless it shall be in writing and signed by the Party against whom enforcement is sought.

Section 10.           Amendment; Waiver.  This Agreement shall not be amended except by a writing signed by the Parties.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties hereto or from any failure by any Party hereto to assert its rights hereunder on any occasion or series of occasions.  No waiver of any provision of this Agreement or the performance thereof shall be effective unless in writing signed by the Party making such waiver or shall be deemed to be a waiver of any other provision or the performance thereof or of any future performance.

Section 11.           Notices.  Except as otherwise specifically provided in this Agreement, any notice or communication required or desired to be delivered under this Agreement shall be given in writing and delivered by personal delivery, nationally recognized overnight courier service, registered or certified postage prepaid mail (return receipt requested), or by telecopy, facsimile or other similar means of same day delivery (with a confirming copy by mail as provided herein) and shall be effective upon actual receipt by the Party to which such notice or communication shall be directed.  Unless otherwise notified in writing, all notices to the Parties hereto shall be given or sent addresses as set forth below (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to Dealer, to the attention of the Contact Person, and at the address, set forth on the signature page for Dealer.

If to AAM:

Advisors Asset Management, Inc.

400 Connell Drive, Suite 1200

Berkeley Heights, NJ 07922

Attn:  Asset Management Distribution, Product Manager

Fax:  (908) 988-4738

with a copy to:

Advisors Asset Management, Inc.

18925 Base Camp Road

Monument, CO 80132

Attn:  Legal Department, Alternative Investments

Fax:  (719) 488-4215

Section 12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State.

Section 13.           Arbitration.  In the event of any controversy, dispute or claim arising out of or relating to this Agreement, or the breach thereof, the Parties agree that they shall first attempt in good faith to resolve the matter in dispute through discussion and negotiation for a period of thirty (30) days after written notification of the controversy, dispute or claim hereunder is provided to either Party.  If no successful resolution of the controversy, dispute or claim has been mutually agreed upon by the Parties at the completion of this period, then the Parties agree that the controversy, dispute or claim shall be settled by arbitration administered by FINRA under the Code of Arbitration of FINRA, unless said controversy, dispute or claim is one that is subsequently determined by FINRA to be a matter that may not be arbitrated, in which case, the Parties agree that the controversy, dispute or claim shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules.  In the case of either a FINRA or AAA arbitration, the hearing location for said arbitration shall be Chicago, Illinois.  Each Party will bear its own costs, including attorneys fees, in the arbitration and will split equally the cost of the arbitrators.  The arbitration shall thereafter be conducted by arbitrator(s) chosen pursuant to the rules of FINRA or AAA.  All arbitrators must agree to render their opinion(s) within 30 days of the final arbitration hearing.

                        Section 14.           Parties.  This Agreement shall inure to the benefit of and be binding upon Dealer and AAM, and any permitted successors and assigns to the extent provided herein.  No Party may assign this Agreement or its rights and obligations hereunder without the prior written consent of the other Party, except that AAM may assign its rights and obligations, in whole or in part, to any of its affiliates without the consent of Dealer, whereupon the assignee shall be substituted for AAM and AAM shall have no further liability or obligation hereunder.  This Agreement and the conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the Parties hereto and their respective successors, assigns and controlling persons and parties indemnified hereunder, and for the benefit of no other person, firm or corporation, provided that AAM and Dealer each intend that each Fund Party and its respective affiliates and each of their respective partners, stockholders, members, managers, directors, officers, employees, agents, and each person, if any, who controls such parties within the meaning of Section 15 of the 1933 Act, and their respective successors and assigns

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is to be a third-party beneficiary of this Agreement and shall be entitled to enforce this Agreement against Dealer as if an original party hereto.

Section 15.           Miscellaneous.  (a) Headings to sections and subsections in this Agreement are for the convenience only and are not intended to be a part of or affect the meaning or interpretation hereof.  References herein to laws, statutory and regulatory sections, rules, regulations, forms and interpretive materials are deemed to include successor provisions.

(b)         In the event that any provision of this Agreement is held to be invalid or unenforceable, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable.  Any such modification, invalidity or unenforceability shall be strictly limited to such provision and to no other.  Furthermore, in the event of any such modification, invalidity or unenforceability, this Agreement shall be interpreted so as to achieve the intentions and agreements expressed herein to the greatest extent possible.

(c)          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

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* * * * * * * * *

IN WITNESS WHEREOF, this Standard Dealer Agreement has been executed for and on behalf of the undersigned as of the Effective Date set forth below.

EFFECTIVE DATE:
(Must be completed by AAM)

DISTRIBUTION FEE PERCENTAGE:		%
(Must be completed by AAM)

ADVISORS ASSET MANAGEMENT, INC.

By
(Please sign above)
Name
(Please print name)
Title
(Please print title)

DEALER:
(Please print legal name of registered broker-dealer entity)

By
(Please sign above)
Name
(Please print name)
Title
(Please print title)

Contact Person
(Please print name of primary Dealer contact person)
Address
(Street)

(Street)

(City, State, Zip Code)
Telephone

Facsimile

E-mail